Exhibit 10.34

Dear Jim:

We are pleased to extend you an offer to join IMPATH Inc. (“IMPATH” or the “Company”) as Chief Financial Officer. You will be paid a base salary of $250,000 per year with bonus potential of 40% of base salary, i.e. $100,000 (pro rata for any partial year). You will be granted an option to purchase 30,000 shares of common stock of the Company to be issued under and in accordance with the Company’s Long Term Incentive Plan(s). IMPATH will also provide you with a monthly automobile allowance of $1,000. We have enclosed detailed information about our benefit plans and all necessary forms to be completed, including our standard confidentiality and non-solicitation. Each year you will accrue paid vacation at the rate of four weeks per year. The Company will also provide you with a relocation package as detailed in the attachment to this letter.

Your date of hire will be October 21, 2002. You will be an exempt employee as defined by the Fair Labor Standards Act and will be reporting to me or such other person that the Company may later determine. You shall devote all of the your time, attention, knowledge, energy and skills, during normal working hours, and at such other times as your duties may reasonably require, to the duties of your employment. You shall serve the Company faithfully, conscientiously and to the best of your ability and shall promote the interests and reputation of the Company.

This letter does not constitute a guarantee of employment and your employment will continue to be “at-will” such that either party can terminate the employment relationship with or without cause (as defined below), and at any time; provided, however that, should the Company terminate you for reasons other than cause or you shall terminate your employment for “good reason”, then, you would receive six (6) months base pay as severance if such termination occurred within the first six months of employment and you would receive severance of twelve (12) months base pay if such termination occurred after six months of employment with the Company.

For purposes of this letter: “cause” shall mean (a) your gross neglect or willful misconduct in the discharge of your duties and responsibilities to the Company, (b) your material and repeated failure to obey appropriate directions from the President or CEO of the Company which failure has the effect of materially injuring the business or business relationships of the Company, (c) any act of willful misappropriation by you against the Company, (d) your indictment, conviction or plea of guilty or nolo contendere with respect to a felony crime or any crime involving securities or commodities laws violations or moral turpitude or (e) alcoholism or drug dependency. “Good reason” shall mean (a) a reduction in your base salary from the annualized rate in effect on the date hereof or as hereafter increased or (b) a demotion in your position with the Company or change in your duties and responsibilities inconsistent with your position, which reduction, demotion or change shall not have been corrected by the Company within ten (10) days following notice thereof by you to the Company.

In addition, if a change in control occurs the Company shall pay to you, within 90 days after the date of the change of control, as a payment for services previously rendered to the Company, a lump sum equal to one (1) times (x) your annual salary in effect immediately prior to the date of the change of control, plus (y) 100% of the target bonus or other cash incentive that you are eligible to earn in such year.

The obligation to make a severance or change in control payment to you shall be conditioned upon the Company’s prior receipt from you of an irrevocable, executed general release of claims and covenant not to sue. The agreement in which this general release and covenant is contained will also contain other customary provisions including, but not limited to a covenant of non-disparagement, a covenant to not compete with the Company (which period shall be not less than one (1) year from your termination) and an agreement not to solicit our employees or customers for a specified period of time (which period shall be not less than one (1) year from your termination).

This offer is contingent upon a satisfactory check of your references. This letter constitutes the entire understanding between you and IMPATH regarding your employment and may not be modified except in writing signed by you and the Company.

If this offer is acceptable to you please sign the two copies and return one to me. Please also sign and return the attached confidentiality and non-solicitation agreements.

We are extremely pleased at the prospect of your employment at IMPATH and look forward to working with you. If you have any questions, feel free to call me.

Sincerely, /s/ Richard P. Adelson Richard P. Adelson President & Chief Operating Officer	Accepted by: /s/ James V. Agnello James V. Agnello Date: September 26, 2002 ——————————————

Relocation Package The Company will reimburse you for each of the following:

•	Temporary Lodging: Up to $2,500 per month for temporary lodging for up to ten (10) months while you are searching for a new primary residence.

•	Travel: Reasonable and documented out of pocket travel expenses actually incurred in connection with up to five (5) trips to search for your new primary residence. Includes: lodging, reasonable meals for you and your spouse, fuel and tolls. All arrangements must be coordinated through IMPATH.

•	Moving Expenses: Up to $10,000 for all expenses related to the relocation to a new primary residence.

•	Sale of Existing Primary Residence: Real estate commissions and other costs directly related to the sale of your existing primary residence up to $30,000.

•	Purchase of new Primary Residence: Up to $10,000 in expenses, which may include closing costs, points to reduce any mortgage on such residence or other expenses.